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                                                                 EXHIBIT 10.59



                           THE DETROIT EDISON COMPANY
                                RETIREMENT PLAN
                           FOR NON-EMPLOYE DIRECTORS



PURPOSE

This Plan is to provide a retirement allowance for service as a director while not an employe.

ADMINISTRATION

This Plan shall be administered by the Chairman of the Board, who shall have full power and authority to make each determination provided for in the Plan, to interpret the Plan, and to establish rules, regulations, and procedures for carrying out its purpose.

The Secretary of the Company shall be responsible for recordkeeping under the Plan and shall also be responsible for making all payments provided for by the Plan.

This Plan is a non-contributory, non-qualified and unfunded plan and represents only an unsecured general obligation of the Company.

ELIGIBILITY

The Plan provides a monthly retirement allowance to each director (participant) who has served (a) on the Board as a director for five or more years and (b) as a non-employe director at any time on or after January 1, 1990.

AMOUNT OF DISTRIBUTION

The monthly retirement allowance will be equal to one-twelfth (1/12th) of the annual retainer (not including Board meeting, Board committee meeting, or Company-related meeting fees) in effect on the date of the participant's termination of service on the Board.

Payments shall be made monthly commencing with the month following such participant's termination of service on the Board.

DURATION

The monthly retirement allowance payments will continue for a period equal to the number of months served on the Board while not an employe, or until the participant's death, whichever occurs first. In the event of death prior to the conclusion of scheduled payments under this Plan, any and all liability of the Company under the Plan is terminated. The participant's estate shall have no rights hereunder. There is no allowance to a surviving spouse or other beneficiary.





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SUSPENSION OF PAYMENTS

Payment of the retirement allowance to a participant who is again elected to the Board will be suspended. Any future allowance will be recalculated based on the annual retainer in effect at the time of the participant's subsequent termination of service on the Board. The duration of payments will be determined by the cumulative number of whole months served on the Board minus the number of retirement allowance payments received prior to re-election of the Board.

NONALIENATION OF BENEFITS

The right of a participant to payment of a retirement allowance hereunder shall not be alienated, assigned, transferred, pledged or encumbered and shall not be subject to execution, attachment or similar process. Any attempted assignment, pledge, levy or similar process shall be null and void and without effect.

AMENDMENT OR TERMINATION

The Company reserves the right to amend, modify, supplement, suspend or terminate the Plan at any time, provided, however, that no such amendment, modification, supplement, or termination shall affect the right of any participant who is immediately eligible to receive an allowance hereunder to receive benefits theretofore accrued.

EFFECTIVE DATE

This Plan became effective on January 1, 1990 and is amended as of February 27, 1995.